Exhibit 99.1

PRESS RELEASE

For Release, 9:10AM EST August 11, 2021

Neonode Reports Quarter Ended June 30, 2021 Financial Results

STOCKHOLM, SWEDEN – August 11, 2021 – Neonode Inc. (NASDAQ: NEON), today reported financial results for the three and six months ending June 30, 2021.

FINANCIAL SUMMARY FOR THE QUARTER ENDED JUNE 30, 2021:

●	Revenue of $1.7 million, an increase of 127% compared to the same period in the prior year.
●	Operating expenses of $3.3 million, an increase of 37.8% compared to the same period in the prior year.
●	Net loss of $1.7 million, or $0.14 per share, compared to $1.6 million, or $0.18 per share, for the same period in the prior year.
●	Cash used by operations of $1.4 million compared to $1.0 million for the same period in the prior year.
●	Cash and accounts receivable of $7.8 million as of June 30, 2021, compared to $12.2 million as of December 31, 2020.

THE CEO’S COMMENTS

“During the second quarter we continued to execute on our strategies and build our business pipeline. As I have discussed over the past few quarters, our focus continues to be on contactless touch solutions for elevators and kiosks where our Touch Sensor Modules (”TSMs”) can offer an intuitive and safer user experience. We expected that the first adopters of our TSM solutions would be in Asia and our first and second quarter sales confirmed our expectations. Over 70% of our TSM sales during the first six months this year is to Asian customers, who are using the TSMs for contactless touch applications for elevators and different types of kiosk applications. We also have numerous development and pilot projects underway for elevators plus an array of different public space kiosks, such as contactless touch systems in airport self check-in and retail self check-out kiosks, in Asia. Asian customers are leading the way but we continue to see increasing interest in our contactless touch technology and our TSM solutions from European and North American customers as well,” said Dr. Urban Forssell, CEO of Neonode.

“We also continued to invest in recruitment of talented and experienced people in sales, marketing, and engineering who will strengthen our team to help us create and capitalize on the growing market opportunities. This includes both contactless touch opportunities with elevator and kiosk customers and other opportunities for us to leverage our extensive IP portfolio and deep knowledge in touch, gesture sensing, and camera-based scene analysis where we also have a lot of interest from customers worldwide,” concluded Dr. Forssell.

FINANCIAL OVERVIEW FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

Net revenues increased 127% and 65% for the three and six months ended June 30, 2021, respectively as compared to the same periods in 2020. The increase is related to both higher license revenues and higher revenues from TSM sales, partially offset by a decrease in non-recurring engineering revenues. License revenues in 2020 were depressed by the general COVID-19 driven economic slow-down. During the second half of 2020 our license revenues started to re-bound and this trend has continued during the first and second quarters of this year. The interest for contactless touch is the main driver for the increase in revenues from sales of our TSMs. As expected, our customers in Asia, mainly in Japan and South Korea, have been the first adopters of our contactless touch technology. Our TSM sales to date have primarily related to retrofit solutions for existing installations in the elevator and kiosk markets. New Original Equipment Manufacturer (“OEM”) product releases using our embedded TSMs typically have a longer time to market due to longer sales, product development and testing cycles, and therefore we expect this portion of our business to grow during the coming years.

Our combined total gross margin was 87% and 85% for the three and six months ended June 30, 2021, respectively, and 84% and 92% for the three and six months ended June 30, 2020, respectively. For the three and six months ended June 30, 2021, gross margin related to product sales was 39% and 31%, respectively compared to a negative 9% and 34% the same periods in 2020. The reason for the decrease in the six months ended June 30, 2021, compared to the same period 2020 is the inclusion of low-margin AirBar sales during the first three months of 2021. Our operating expenses increased 38% and 33% in the three and six months ended June 30, 2021, respectively, compared to the same periods in 2020. The increase in operating expenses is primarily due to our hiring of additional employees and external consultants as compared to the comparable periods in 2020 in which we experienced reduced employee working hours, as dictated by the Swedish governmental pandemic related support program and tighter control over other costs during the period we participated in the program.

Net loss attributable to Neonode of $1.7 million and $3.2 million for the three and six months ended June 30, 2021, respectively, and $1.6 million and $2.6 million for the same periods in 2020 respectively. Cash used by operations was $1.4 million and $3.4 million for three and six months ended June 30, 2021, respectively, compared to $1.0 million and $1.9 million in the same periods of 2020. This was primarily the result of a higher net loss and increased inventory to secure our future deliveries.

Cash and accounts receivable totaled $7.8 million and working capital was $7.1 million as of June 30, 2021, compared to $12.2 million and $10.4 million as of December 31, 2020.

For more information, please contact:

Investor Relations

David Brunton

Email: david.brunton@neonode.com

Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced R&D and technology licensing, Neonode’s technology is currently deployed in more than 80 million products and the company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

NEONODE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$6,611	$10,473
Accounts receivable and unbilled revenue, net	1,224	1,743
Inventory	2,086	1,273
Prepaid expenses and other current assets	650	1,161
Total current assets	10,571	14,650

Property and equipment, net	660	1,003
Operating lease right-of-use assets	628	919
Total assets	$11,859	$16,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$754	$1,084
Accrued payroll and employee benefits	1,170	1,170
Accrued expenses	435	545
Deferred revenues	130	138
Current portion of finance lease obligations	501	769
Current portion of operating lease obligations	437	504
Total current liabilities	3,427	4,210

Finance lease obligations, net of current portion	39	95
Operating lease obligations, net of current portion	74	377
Total liabilities	3,540	4,682

Commitments and contingencies

Stockholders’ equity:
Common stock, 25,000,000 shares authorized, with par value of $0.001; 11,504,665 shares issued and outstanding at June 30, 2021 and December 31, 2020	12	12
Additional paid-in capital	211,708	211,663
Accumulated other comprehensive loss	(514)	(404)
Accumulated deficit	(199,383)	(196,158)
Total Neonode Inc. stockholders’ equity	11,823	15,113
Noncontrolling interests	(3,504)	(3,223)
Total stockholders’ equity	8,319	11,890
Total liabilities and stockholders’ equity	$11,859	$16,572

NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenues:
License fees	$1,358	$674	$2,653	$1,843
Sensor modules	346	66	701	164
Non-recurring engineering	16	18	31	45
Total revenues	1,720	758	3,385	2,052

Cost of revenues:
Sensor modules	212	72	482	108
Non-recurring engineering	9	51	16	59
Total cost of revenues	221	123	498	167

Total gross margin	1,499	635	2,887	1,885

Operating expenses:
Research and development	1,379	1,043	2,521	2,038
Sales and marketing	769	648	1,557	1,193
General and administrative	1,147	700	2,234	1,499

Total operating expenses	3,295	2,391	6,312	4,730
Operating loss	(1,796)	(1,756)	(3,425)	(2,845)

Other expense:
Interest expense	3	7	8	14
Total other expense	3	7	8	14

Loss before provision for income taxes	(1,799)	(1,763)	(3,433)	(2,859)

Provision for income taxes	37	3	73	19
Net loss including noncontrolling interests	(1,836)	(1,766)	(3,506)	(2,878)
Less: Net loss attributable to noncontrolling interests	179	154	281	256
Net loss attributable to Neonode Inc.	$(1,657)	$(1,612)	$(3,225)	$(2,622)

Loss per common share:
Basic and diluted loss per share	$(0.14)	$(0.18)	$(0.28)	$(0.29)
Basic and diluted – weighted average number of common shares outstanding	11,504	9,171	11,504	9,171

NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Net loss	$(1,836)	$(1,766)	$(3,506)	$(2,878)
Other comprehensive income (loss):
Foreign currency translation adjustments	56	64	(110)	(23)
Comprehensive loss	(1,780)	(1,702)	(3,616)	(2,901)
Less: Comprehensive loss attributable to noncontrolling interests	179	154	281	256
Comprehensive loss attributable to Neonode Inc.	$(1,601)	$(1,548)	$(3,335)	$(2,645)

NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except for Preferred Stock Shares Issued)

(Unaudited)

For the Quarter to Date periods ended June 30, 2020 through June 30, 2021

	Preferred Stock Shares Issued		Preferred Stock Amount		Common Stock Shares Issued	Common Stock Amount		Additional Paid-in Capital		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Neonode Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity

Balances, December 31, 2019	-		$-		9,171	$9		$197,543		$(639)	$(190,520)	$6,393	$(2,546)	$3,847

Foreign currency translation adjustment	-		-		-	-		-		(87)	-	(87)	-	(87)

Net loss	-		-		-	-		-		-	(1,010)	(1,010)	(102)	(1,112)

Balances, March 31, 2020	-		$-		9,171	$9		$197,543		$(726)	$(191,530)	$5,296	$(2,648)	$2,648

Foreign currency translation adjustment	-		-		-	-		-		64	-	64	-	64

Net loss	-		-		-	-		-		-	(1,612)	(1,612)	(154)	(1,766)

Balances, June 30, 2020	-		$-		9,171	$9		$197,543		$(662)	$(193,142)	$3,748	$(2,802)	$946

Issuance of shares for cash, net of offering costs	3,932		3,932		1,612	1		9,597		-	-	13,530	-	13,530

Series C-2 Preferred Stock issued for repayment of short-term borrowings and accrued interest	517		517		-	-		(1)		-	-	516	-	516

Conversion of Series C-1 and C-2 Preferred Stock to common stock	(4,449)		(4,449)		684		1	4,448		-	-	-	-	-

Preferred dividends		-		-	-		-		-	-	(33)	(33)	-	(33)

Foreign currency translation adjustment	-		-		-	-		-		(228)	-	(228)	-	(228)

Net loss	-		-		-	-		-		-	(1,638)	(1,638)	(110)	(1,748)

Balances, September 30, 2020	-		$-		11,467	$11		$211,587		$(890)	$(194,813)	$15,895	$(2,912)	$12,983

Stock-based compensation	-		-		37	1		76		-	-	77	-	77

Foreign currency translation adjustment	-		-		-	-		-		486	-	486	-	486

Net loss	-		-		-	-		-		-	(1,345)	(1,345)	(311)	(1,656)

Balances, December 31, 2020	-		$-		11,504	$12		$211,663		$(404)	$(196,158)	$15,113	$(3,223)	$11,890

Stock-based compensation	-		-		-	-		23		-	-	23	-	23

Foreign currency translation adjustment	-		-		-	-		-		(166)	-	(166)	-	(166)

Net loss	-		-		-	-		-		-	(1,568)	(1,568)	(102)	(1,670)

Balances, March 31, 2021	-		$-		11,504	$12		$211,686		$(570)	$(197,726)	$13,402	$(3,325)	$10,077

Stock-based compensation	-		-		-	-		22		-	-	22	-	22

Foreign currency translation adjustment	-		-		-	-		-		56	-	56	-	56

Net loss	-		-		-	-		-		-	(1,657)	(1,657)	(179)	(1,836)

Balances, June 30, 2021	-		$-		11,504	$12		$211,708		$(514)	$(199,383)	$11,823	$(3,504)	$8,319

NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(3,506)	$(2,878)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	45	-
Depreciation and amortization	376	373
Amortization of operating lease right-of-use assets	259	183
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue, net	511	588
Projects in process	-	7
Inventory	(880)	(42)
Prepaid expenses and other current assets	481	155
Accounts payable and accrued expenses	(343)	(169)
Deferred revenues	(6)	33
Operating lease obligations	(342)	(178)
Net cash used in operating activities	(3,405)	(1,928)

Cash flows from investing activities:
Purchase of property and equipment	(67)	(7)
Net cash used in investing activities	(67)	(7)

Cash flows from financing activities:
Proceeds from short-term borrowings	-	966
Proceeds from short-term tax credits	-	542
Principal payments on finance lease obligations	(295)	(164)
Net cash (used in) provided by financing activities	(295)	1,344

Effect of exchange rate changes on cash	(95)	7

Net decrease in cash	(3,862)	(584)
Cash at beginning of period	10,473	2,357
Cash at end of period	$6,611	$1,773

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$73	$19
Cash paid for interest	$8	$13